EXHIBIT 16 TO FORM 8-K

June 2, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 2, 2005 of United States Lime & Minerals, Inc. and are in agreement with the statements contained in paragraph (1) sections (i), (ii), (iv), and (v) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young LLP